Exhibit 10.50

April 30, 2009

STRICTLY PERSONAL AND CONFIDENTIAL

Steven A. Barker

Dear Steve:

Further to our discussions, this confirms our agreement relative to your departure. Your departure date has been determined to be April 30, 2009 (the “Departure Date”). You will remain an active employee through the Departure Date, which will be your last working day, and will resign from all positions as an officer and director of Domtar subsidiaries as of such date. You will then take all unused and earned vacation days and accordingly your employment with Domtar will terminate on June 30th 2009 (the “Separation” Date).

In order to lessen the impact of this decision, and in consideration of the mutual promises contained in this letter (the “Letter”) and your execution, delivery and non-revocation of the attached release (the “Release”), Domtar Corporation (“Domtar” or the “Corporation”) will provide you with the payments and benefits set forth below.

Severance Allowance

You will be entitled to severance under the Severance Program for Management Committee Members (the “Severance Plan”). Domtar will pay you a severance allowance in accordance with the Severance Plan of US$720,000 less applicable statutory deductions, representing 24 months of base salary. Such amount shall be paid in a lump sum before July 15, 2009 and as soon as reasonably practicable after the Separation Date, subject to the terms and conditions of the Severance Plan, this Letter and the Release.

Retirement

•	Your retirement date will be July 1, 2009, which will be the day after your separation date (the “Retirement Date”).

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Please see the attached documents on pension for an estimate of your pension benefits, which will be paid under and in accordance with the Domtar pension plans in which you participate and the Supplementary Pension Plan for Steven A. Barker.

Group Insurance

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In regards to your Life Insurance coverage including Accidental Death & Dismemberment Insurance, Personal Accident Insurance and Dependent Spouse Life Insurance, Business Travel Insurance, your Short-Term Disability coverage under the Domtar Salaried Employee Continuance Plan and your Long-Term Disability Insurance will terminate on the Separation Date.

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With respect to your Life Insurance coverage and Dependent Spouse Life Insurance, you have the right to convert any employer paid life insurance coverage. Any employee paid coverage may be converted or ported. Any converted or ported insurance coverage will be to an individual insurance policy with Prudential Financial. You must exercise your conversion or portability right within thirty-one (31) days of cancellation of your Domtar insurance coverage. If you are interested in the conversion or portability option, please contact Christiane Trabelsi at (514) 848-5555 ext. 85285 or a local Prudential Financial sales representative for details.

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Your Medical and Dental coverage under the Domtar group insurance program will remain in effect for 18 months following your Separation Date, provided you elect to continue your medical coverage in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”). If you elect COBRA coverage, the Corporation will reimburse you (within 30 days after your payment of the applicable premium) for the amount that the cost to you under COBRA exceeds what would have been the cost to you of medical coverage under the Domtar group insurance program had your employment continued. If you obtain equivalent or better coverage elsewhere, this cost reimbursement will terminate. Details of COBRA coverage and the election are attached.

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Alternatively, you may elect retiree medical coverage under the Domtar Salaried Retiree Medical Plan. There is no dental retiree coverage although COBRA is still available even if you elect the Domtar Salaried Retiree Medical Plan. The Domtar Salaried Retiree Medical Plan monthly premium is entirely paid by the retiree. If you elect retiree medical coverage, for the 18 months following your Separation Date, Domtar will reimburse you (within 30 days after your payment of the applicable premium) for the amount that the cost to you under the Domtar Salaried Retiree Medical Plan exceeds what would have been the cost to you of medical coverage under the Domtar group insurance program had your employment continued. If you obtain equivalent or better coverage elsewhere, this cost reimbursement will terminate. If you are interested in considering this option as well, please advise Christiane Trabelsi and she will advise the plan administrator, SHPS, who in turn will send you all the necessary information.

•	If you elect medical coverage under COBRA, you cannot elect retiree medical coverage with Domtar at a later date.

Vacation Pay

•	According to our records, as of your Separation date, all your unused and earned vacation days will be used up. Therefore, there will be no days left for payment.

Pension and 401K Plans

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Full participation in the company pension and 401K plans will continue until your Separation Date. The amount and payment of your benefits under the company pension and 401K plans and the Supplementary Pension Plan for Steven A. Barker will be determined in accordance with the terms of the applicable plan.

Annual Incentive Plan

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You will be eligible for a bonus under our 2009 Annual Incentive Plan, subject to the satisfaction of the applicable performance criteria. The bonus, if any, will be based on Domtar’s performance relative to the performance criteria under the Annual Incentive Plan, calculated based on your actual base salary paid during 2009 and your bonus target of 58.75%. Payment will be made in accordance with the terms of the Annual Incentive Plan at the same time as payments are made to other executives and in any event, no later than March 15, 2010.

Executive Stock Option Plan

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After your Separation Date, you will not accrue any additional vesting of stock options granted to you under the Executive Stock Option and Share Purchase Plan (the “Executive Stock Option Plan”). Your termination shall be considered a retirement for purposes of the Executive Stock Option Plan.

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Subject to your retirement on the Retirement Date, you will have until the earlier of July 1, 2012 and the normal expiration date of the stock options to exercise the vested stock options granted to you under the Executive Stock Option Plan, subject to the provisions of the Executive Stock Option Plan, your grant letter

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governing the vested options, and this Letter. The stock options not vested as of the Separation Date will be cancelled and forfeited without payment effective as of the Separation Date. You agree that the calculation of the number of vested and forfeited options reflected in the table attached to this Letter is correct and that you have no rights with respect to such options other than to exercise the vested options in accordance with the provisions of the Executive Stock Option Plan, your grant letter and this Letter.

•	For more information, please contact Josée Turgeon at 514-848-5555, ext. 85475.

Omnibus Incentive Plan

•	Subject to the terms and conditions of this Letter, we intend to treat your termination as a “Retirement” under the Domtar Corporation 2007 Omnibus Incentive Plan (the “Omnibus Incentive Plan”).

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Subject to your retirement on the Retirement Date, a pro rata portion of the unvested stock options granted to you will vest as of the Separation Date and you will have until the earlier of April 30, 2014 and the normal expiration date of the stock options to exercise the vested stock options granted to you under the Omnibus Incentive Plan, subject to the provisions of the Omnibus Incentive Plan, the award agreement governing the vested options and this Letter. The stock options granted to you under the Omnibus Incentive Plan that do not vest on the Separation Date will be cancelled and forfeited without payment effective as of the Separation Date. You agree that the calculation of the number of vested and forfeited options reflected in the table attached to this Letter is correct and that you have no rights with respect to such options other than to exercise the vested options in accordance with the provisions of the Omnibus Incentive Plan, your award agreement and this Letter.

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Subject to your retirement on the Retirement Date, a pro rata portion of your Restricted Stock Units (“RSUs”) will vest and be paid on the later of January 31, 2010 and the six-month anniversary of your separation from service (as defined in section 409A of the Internal Revenue Code of 1986, as amended), subject to the provisions of the Omnibus Incentive Plan, the award agreement governing the vested RSUs and this Letter. The RSUs granted to you under the Omnibus Incentive Plan that do not vest on the Separation Date will be cancelled and forfeited without payment effective as of the Separation Date. You agree that the calculation of the number of vested and forfeited RSUs reflected in the table attached to this Letter is correct and that you have no rights with respect to such RSUs other than to settlement of the vested RSUs in accordance with the provisions of the Omnibus Incentive Plan, your award agreement and this Letter.

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Subject to your retirement on the Retirement Date, a pro rata portion of the Performance Conditioned Restricted Stock Units (“PCRSUs”) calculated in accordance with the provisions of the Omnibus Incentive Plan that would have vested had you remained employed through the applicable vesting date will vest and be paid out at the same time as similar awards are paid out, subject to satisfaction of the performance goals and to the provisions of the Omnibus Incentive Plan, the award agreement governing the PCRSUs and this Letter. The PCRSUs granted to you under the Omnibus Incentive Plan that do not vest on the Separation Date will be cancelled and forfeited without payment effective as of the Separation Date. You agree that you have no rights with respect to such PCRSUs other than to settlement of vested PCRSUs in accordance with the provisions of the Omnibus Incentive Plan, your award agreement and this Letter.

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All of the synergy PCRSUs that would have vested had you remained employed by the Corporation through the vesting date will vest and be paid out at the same time as synergy PCRSUs are generally paid out, subject to satisfaction of the performance goals and to the provisions of the Omnibus Incentive Plan, the award agreement governing the synergy PCRSUs and this Letter. In addition, you will be entitled to any additional bonus or payment made in connection with the vesting of the synergy PCRSUs that would have been paid to you based on the number of vested synergy PCRSUs if you had remained employed by the Corporation through the date that such additional bonus or payment is made to continuing members of the Corporation’s management committee.

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•	For more information, please contact Josée Turgeon at 514-848-5555, ext. 85475.

Company Car

•	On your Departure Date, you will be required to return the car to the Corporation. If you are interested in buying the car, please contact Jim Thomas who will coordinate with ARI.

Outplacement Services

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You will be entitled to a twelve (12) months’ outplacement service under the Corporation’s outplacement program. If you refuse the service, there is no cash equivalent payout. This benefit will terminate in the event you obtain a new employment.

Financial Counseling

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You will be entitled to a taxable reimbursement for up to $5,000 of financial counseling received through December 31, 2009. Reimbursement payments will be made to you promptly following submission of receipts for services, provided that receipts are submitted within 90 days. No reimbursement payment will be made later than December 31, 2010.

Definitions

For purposes of the Non-Competition, Non-Solicitation, Non-Recruitment and Confidentiality paragraphs below, the following meanings shall be ascribed to the following terms:

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“Business of Employer” means manufacturing, marketing, selling, distributing or otherwise providing: pulp and paper products (including tissue and papers commonly used in copying, pamphlets, brochures, stationary, catalogues, posters, cards, packaging, envelopes, candy wrappings, surgical gowns and other forms of uncoated free sheet paper and coated groundwood paper) and wood products (including lumber, wood chips, sawdust and wood shavings).

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“Confidential Information” means information about the Corporation and its employees, customers and/or suppliers which is not generally known outside of the Corporation, which employee learns or learned of in connection with employee’s employment with the company, and which would be useful to competitors of the Corporation. Confidential Information includes, but is not limited to: (1) business and employment policies, marketing methods and the targets of those methods, finances, business plans, promotional materials and price lists; (2) the terms upon which the Corporation obtains products from its suppliers and/or sells products to customers; (3) the nature, origin, composition and development of the Corporation’s products; and (4) the manner in which the Corporation provides products and services to its customers.

•	“Material Contact” means personal contact or the supervision of the efforts of those who have direct personal contact with a supplier or customer.

•	“Restricted Territory” means the United States and Canada.

Non-Competition.

During the period beginning on your Separation Date and ending eighteen (18) months thereafter, you will not perform any services that are the same as or similar to those you performed for Domtar, by yourself or on behalf of any other person or entity, in competition with the Business of Employer. Likewise, you will not perform in competition with the Business of Employer activities of the type that in the ordinary course of business would involve the utilization of Confidential Information protected from disclosure by this Letter. This paragraph restricts competition only within the Restricted Territory.

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Non-Solicitation of Customers and Suppliers.

During the period beginning on your Separation Date and ending eighteen (18) months thereafter, you will not directly or indirectly solicit or attempt to solicit any business in competition with the Business of Employer from any of Domtar’s customers or suppliers (including any actively sought prospective customer or supplier) with whom you had Material Contact during the last three years of your employment with Domtar.

Non-Recruitment of Employees.

During the period beginning on your Separation Date and ending eighteen (18) months thereafter, you agree that you will not directly or indirectly solicit or attempt to solicit any employee of Domtar with whom you had Material Contact during the last three years of your employment to terminate or resign such employee’s employment with Domtar.

Confidentiality.

During the period beginning on your Separation Date and ending five (5) years thereafter, you agree that you will not, directly or indirectly, use, copy, disclose, distribute or otherwise make use of any Confidential Information of Domtar. You further agree that if you are questioned about information subject to this Letter by anyone not authorized to receive such information, you will promptly notify an officer of Domtar. Nothing contained herein shall limit Domtar’s rights under common or statutory law (including state laws governing trade secrets), which may provide for longer restrictions on use or disclosure.

Acknowledgments.

You agree that the various agreements contained in the Non-competition, Non-Solicitation, Non-recruitment and Confidentiality paragraphs above (the “Protective Covenants”) are reasonable as to time, scope and territory given Domtar’s need to protect its business, personnel, trade secrets and Confidential Information. You acknowledge that you have substantial experience and knowledge such that you can readily obtain subsequent employment which does not violate this Letter.

You further acknowledge that, should you engage in any conduct that would violate any of the Protective Covenants above, Domtar will be entitled to recover or withhold (and/or you shall be obligated to repay) a total of $540,000, representing 18 months of the 24 month severance allowance otherwise to be paid to you under this Letter. You agree that the remainder of the severance allowance shall serve as adequate consideration for your continuing obligation to abide by all provisions of this Letter, and that nothing in this Letter shall be construed to prohibit Domtar from also pursuing any other claims or remedies, including injunctive relief or claims and relief under state laws governing trade secrets. If in one or more instances either you or Domtar fails to insist that the other perform any of the terms of this Letter, such failure shall not be construed as a waiver of any past, present or future right granted under this Letter.

Unemployment

You should be aware that we will be reporting both your severance pay to the appropriate unemployment agency as pay for the number of weeks that it was based on and as being allocated to the weeks immediately following your last day of work.

No Right of Reemployment

By your signature below, you acknowledge and agree that you have no recall or similar reemployment rights as a result of the termination of your employment. Any further reemployment is solely within the discretion of Domtar and will require written approval of the Chief Executive Officer of the Corporation, if your rehire occurs

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within one year of your termination date. In the event Domtar or any of its subsidiaries or affiliates ever reemploys you, you understand that your years of service, on which your current severance benefits are based, will not be recognized as years of service for any future severance benefits.

Release and Knowing Waiver of Claims

Attached to this Letter is a Release. You may consider the Release for 21 days from receipt. The Release must be executed and delivered by you on or after the Departure Date (and no later than the later of the day after your Departure Date and 21 days after your receipt of this Letter and Release) and must not be revoked by you as a condition of receiving the payments and benefits outlined in this Letter, including but not limited to the Severance Allowance.

By accepting these severance benefits and payments as evidenced by your signature below, you agree that the calculation of your lump sum benefit is correct and that you are not entitled to receive any other severance payments or benefits as a result of the termination of your employment. You acknowledge that your receipt of each of the payments and benefits described in this Letter is contingent upon your continued employment through the Departure Date, your execution and delivery of the Release on or after the Departure Date (and no later than the later of the day after your Departure Date and 21 days after your receipt of this Letter and Release), your adherence to the terms of this Letter and the attached Release, and your non-revocation of the Release prior to or coincident with the expiration of the seven (7)-day period following your execution of the Release.

Sole Agreement Severability; Governing Law

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This Letter and the Release together shall constitute the sole agreement between you and Domtar regarding your termination of employment, the severance benefits and payments to be provided to you, and the other subjects addressed therein. All prior correspondence and proposals (including summaries of proposed terms) and all prior promises, representations, understandings, arrangements and agreements relating to such subjects shall be merged into and superseded by this Letter and the Release.

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In the event that any one or more of the provisions of this Letter or the Release shall be or become invalid, illegal or unenforceable in any respect, the remaining provisions contained in the Letter and Release shall continue to be legally valid and remain in full force and effect. In the event any of the paragraphs under the heading “Non-Competition and Non-Solicitation” are not enforceable in accordance with their terms, you and Domtar agree that such paragraph shall be reformed to make such paragraph enforceable in a manner that provides Domtar with the maximum rights permitted at laws.

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This Letter and the Release are governed by and construed in accordance with the laws of the State of Delaware without regard for conflict of laws rules. You agree that, unless otherwise mutually agreed by the parties in writing, the exclusive forum for any claims or disputes arising under this agreement will be the appropriate court of the State of Ohio, or the appropriate Federal District Court in that State.

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We urge you to review the terms of this Letter and the attached Release (which waives claims under the Age Discrimination in Employment Act and Older Workers Benefits Protection Act, among others) and to discuss them with your family, an attorney of your choice or your financial or tax advisors before accepting the terms and making a decision. By signing, you acknowledge that you have been provided at least twenty-one (21) days following receipt of this Letter and the attached Release in which to consider the terms of the Release. The Release must be signed and dated no earlier than your Departure Date and returned to Zygmunt Jablonski at 395 de Maisonneuve Blvd. West, Montreal, Quebec, Canada H3A 1L6 if you intend to accept the severance payments and benefits set forth in the Letter. If you change your mind after signing the Letter and the Release, you have the right to revoke your decision within seven (7) days of signing the Release. Any revocation must be made in

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writing and sent to Zygmunt Jablonski at the above address. The envelope must be postmarked not more than seven (7) days after the date you signed the Release. However, if you revoke your decision you will not receive any of the severance payments and benefits set forth in this Letter.

I extend to you our best wishes for success in your future endeavors.

Yours truly,

DOMTAR CORP.

By:
John D. Williams President and Chief Executive Officer

Encs.

I agree to accept the terms and conditions contained in this Letter.

Signature	Witness

Date	Date

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